EXHIBIT 1.3


                                  TERMS AGREEMENT


                                                              February 23, 1994


   Arizona Public Service Company
   400 North Fifth Street
   Phoenix, Arizona 85004

   Attention:  Treasurer

   Dear Madam:

            Arizona Public Service Company (the "Company") hereby agrees to sell to the several Underwriters (the "Underwriters") listed in the Company's Prospectus Supplement (the "Prospectus Supplement") of even date herewith relating to $100,000,000 in aggregate principal amount of its First Mortgage Bonds, therein designated the 6 5/8% Series due 2004 (the "Purchased Bonds"), and the Underwriters hereby agree to purchase, severally and not jointly, at a purchase price of 98.881% of the principal amount thereof plus accrued interest from March 1, 1994 to the Closing Date (as hereinafter defined), the respective principal amounts of Purchased Bonds set forth opposite the names of the Underwriters in the Prospectus Supplement. The sale of the Purchased Bonds by the Company and the purchase thereof by the Underwriters shall be made on the basis of the representations, warranties, and agreements contained in the Underwriting Agreement (the "Underwriting Agreement"), dated August 3, 1993, relating to the issuance and sale of up to $400,000,000 of the Company's First Mortgage Bonds under the Company's Indenture, and shall be subject to the terms and conditions set forth in such Underwriting Agreement. The provisions of the Underwriting Agreement are incorporated herein by reference. As contemplated by Section 3 of the Underwriting Agreement, certain terms of the Purchased Bonds are described in the Prospectus Supplement.

            The Underwriters propose to offer the Purchased Bonds to the public in the manner and upon the terms set out in the Prospectus Supplement.

            On March 2, 1994, the Company will deliver the Purchased Bonds to the Underwriters at the office of BankAmerica National Trust Company, 2 Rector Street, New York, New York 10006, against payment of the purchase price by transfer of funds by Fed Wire from the Underwriters to the Company's account at a bank in Phoenix, Arizona designated by the Company. Such purchase price will be deemed to have been received by the Company upon the Company's receipt of the Fed Wire reference number relating to such transfer of funds. On March 3, 1994, the Company will pay to the Underwriters, by means of transfer of funds by Fed Wire to a bank account designated by the Underwriters, interest on the purchase price for one day at the March 2, 1994 Fed Funds Effective Rate. Closing shall occur at the office of the Company, 400 North Fifth Street, Phoenix, Arizona, at 8:00 a.m. Phoenix time, on March 2, 1994, or at such other time and date as the Underwriters and the Company may agree upon in writing, such time and date being referred to as the "Closing Date." All of the Purchased Bonds referred to in this paragraph will be in definitive and fully registered form and in such denominations and registered in such names as the Underwriters request, and will be made available for checking and packaging at the office of BankAmerica National Trust Company referred to above at least twenty (20) hours prior to the Closing Date.

            If the foregoing is acceptable to you, please sign below and transmit evidence of such signing to Salomon Brothers Inc at your earliest convenience. At that point, the agreement signified hereby will constitute the Terms Agreement, as described in the Underwriting Agreement, with respect to the $100,000,000 of Purchased Bonds referred to herein.

            All capitalized terms herein, not otherwise defined herein, are used as defined in the Underwriting Agreement. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute a single instrument.

                                 Very truly yours,

                           SALOMON BROTHERS INC
                           CS FIRST BOSTON CORPORATION
                           GOLDMAN, SACHS & CO.
                           (As Representatives of the
                           Several Underwriters)

                           By SALOMON BROTHERS INC


                           By Charlene Jackson
                              ____________________
                              Vice President






   Confirmed and accepted as
   of the date first above
   written.

   ARIZONA PUBLIC SERVICE COMPANY


   By Nancy E. Newquist
      _________________
      Treasurer